[LOGO] Lazard                                  30 Rockefeller Plaza
                                                             New York, NY 10020
                                             Telephone (212) 632-6717 (collect)

                          Offer To Purchase For Cash
                    All Outstanding Shares Of Common Stock

                                      of

                            U.S. Laboratories Inc.

                                      at

                             $14.50 Net Per Share

                                      by

                            Voice Acquisition Corp.
                    An Indirect Wholly Owned Subsidiary of

                             Bureau Veritas, S.A.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON SEPTEMBER 19, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                August 22, 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   We have been engaged by Voice Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Bureau Veritas, S.A., a societe anonyme organized under the laws of the French Republic ("Bureau Veritas"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of U.S. Laboratories Inc., a Delaware corporation (the "Company"), at a purchase price of $14.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 22, 2002 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with any other Shares then owned by Bureau Veritas or the Purchaser or any of their subsidiaries, represents at least a majority of the then issued and outstanding Shares on a fully diluted basis, and (2) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the Offer and Merger having expired or been terminated. See Section 15 "Certain Conditions to The Offer" of the Offer to Purchase for additional conditions to the Offer.

   Please furnish copies of the enclosed materials listed below to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee:

      1.  Offer to Purchase, dated August 22, 2002;

      2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

      3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to Alpine Fiduciary Services, Inc. (the "Depositary") prior to the expiration of the Offer, or if the procedures for book-entry transfer cannot be completed on a timely basis;

      4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

      5. Letter to Stockholders, dated August 22, 2002, from the Chairman and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

      6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9; and

      7.  Return envelope addressed to the Depositary.

   The Board of Directors of the Company (i) unanimously determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved the Merger Agreement (as defined below) and the Tender Agreement (as defined below) and approved each of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (as defined below), and the transaction contemplated by the Tender Agreement and the transactions contemplated thereby, and (iii) recommends that the Company's stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 8, 2002 (the "Merger Agreement"), among Bureau Veritas, the Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser, and further provides that, after the consummation of the Offer, the Purchaser will be merged with and into the Company (the "Merger") following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, indirectly and wholly owned by Bureau Veritas, and the separate corporate existence of the Purchaser will cease.

   In connection with the Merger Agreement, Bureau Veritas and the Purchaser have entered into a Tender and Support Agreement (the "Tender Agreement") with Mr. Dickerson Wright, the Chairman, Chief Executive Officer and President of the Company. Pursuant to the Tender Agreement, Mr. Wright has agreed, among other things, to tender his Shares in the Offer. The Shares owned by Mr. Wright represent approximately 33% of the issued and outstanding Shares on a fully diluted basis.

   In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   Holders of Shares whose certificates for such Shares are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

   The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your clients. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 19, 2002, UNLESS THE OFFER IS EXTENDED.

   Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          [LOGO] Lazard

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
OR ANY OTHER PERSON AS AN AGENT OF BUREAU VERITAS, THE PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT
OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

                                      3